Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT: Angie Craig acraig@sjm.com Tel 651 756 2191	INVESTOR CONTACT: J.C. Weigelt jweigelt@sjm.com Tel 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2010 Results

ST. PAUL, Minn. – Jan. 26, 2011 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and year ended Jan. 1, 2011.

Fourth Quarter and Full-Year Sales

The Company reported net sales of $1.350 billion in the fourth quarter of 2010, an increase of 12 percent over the $1.203 billion in the fourth quarter of 2009 including a $25 million contribution in the quarter from recently acquired AGA Medical. Foreign currency translation comparisons decreased fourth quarter sales by approximately $14 million. On a currency neutral basis, net sales grew 13 percent over the fourth quarter of 2009.

Net sales in 2010 were $5.165 billion compared to $4.681 billion in 2009, an increase of 10 percent. Foreign currency translation comparisons increased full-year 2010 sales by about $23 million. On a currency neutral basis, net sales grew 10 percent over the prior year.

Commenting on the Company’s results and growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “2010 was a highly successful year for St. Jude Medical. In spite of difficult macro-economic challenges, we grew adjusted EPS by 24 percent and invested approximately $2 billion through research and development and acquisitions to support our long-term growth program. We look forward to providing our guidance for the first quarter and full-year 2011 on our earnings call this morning. We will provide additional detail on our future growth initiatives during our annual Investor Meeting on February 4th.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $762 million for the fourth quarter of 2010, a 9 percent increase compared to the fourth quarter of 2009. After adjusting for the impact of foreign currency, total CRM sales increased 11 percent. Total CRM product sales for the full-year 2010 were $3.040 billion, representing a 10 percent increase over 2009. On a currency neutral basis, total CRM sales grew 10 percent over the prior year.

Of that total, ICD product sales were $458 million in the fourth quarter, a 16 percent increase compared to the fourth quarter of 2009. ICD revenue growth increased 18 percent after adjusting for the impact of foreign currency. ICD product sales for the full-year 2010 were $1.820 billion, representing a 15 percent increase over 2009.

Fourth quarter pacemaker sales were $304 million, consistent with last year’s fourth quarter. After adjusting for the impact of foreign currency, pacemaker sales increased 1 percent. Total pacemaker sales for 2010 were $1.220 billion, up 2 percent over 2009. On a constant currency basis, total pacemaker sales grew 2 percent over the prior year.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $193 million, a 13 percent increase over the fourth quarter of 2009. For the year 2010, AF product sales were $708 million, an increase of 13 percent over the prior year.  On a constant currency basis, AF product sales increased 12 percent in 2010.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $108 million in the fourth quarter of 2010, up 15 percent from the comparable quarter of 2009. On a constant currency basis, neuromodulation product sales increased 16 percent in the fourth quarter of 2010. Total neuromodulation product sales for 2010 were $380 million, up 15 percent over the prior year.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $287 million for the fourth quarter of 2010, a 20 percent increase over the fourth quarter of 2009, including a $25 million contribution from recently acquired AGA Medical. Total cardiovascular product sales for 2010 were $1.037 billion, up 9 percent over 2009. On a constant currency basis, cardiovascular product sales increased 8 percent in 2010.

Sales of vascular closure products in the fourth quarter of 2010 were $92 million, a 2 percent decrease from the fourth quarter of 2009. Total vascular closure product sales for 2010 were $375 million, down 2 percent from 2009.

Total heart valve product sales for the fourth quarter of 2010 were $87 million, up 10 percent compared with the fourth quarter of 2009. Total heart valve product sales for 2010 were $337 million, up 4 percent compared to 2009.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter the Company recorded after-tax charges of $27 million, related primarily to the closing and other costs associated with the acquisition of AGA Medical including an increase in cost of goods sold related to the step up in inventory values required under acquisition accounting. Also during the fourth quarter, the Company reached an agreement with the U.S. Department of Justice to settle the previously disclosed 2005 industry-wide investigation in Boston and recorded after-tax charges of $15 million. Additional charges during the fourth quarter included after-tax inventory obsolescence charges of approximately $18 million and an after-tax investment write-down of $5 million reflecting a decline in the fair value of a strategic cost investment.

Also during the fourth quarter, the federal research and development tax credit was extended for both 2010 and 2011, retroactive to the beginning of 2010.  As a result, during the fourth quarter we recorded a $20 million benefit to income tax expense, representing the cumulative catch-up adjustment of this credit for the first three quarters of 2010.

Including these items, reported net earnings for the fourth quarter of 2010 was $206 million, or $0.62 per share. This compares to reported net earnings for the fourth quarter of 2009 of $190 million, or $0.57 per share. For the full-year 2010, reported net earnings were $907 million, or $2.75 per share.

Excluding these items, adjusted net earnings for the fourth quarter of 2010 were $251 million, or $0.75 per share. Adjusted net earnings for the full year 2010 were $995 million or $3.01 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

First Quarter and Full Year 2011 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full year 2011 by product category.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

The Company expects its consolidated adjusted net earnings for the first quarter of 2011 to be in the range of $0.77 to $0.79 per diluted share and for full-year 2011 in the range of $3.25 to $3.30. A reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to income taxes and litigation) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2010 earnings call can be heard live today beginning at 7 a.m. CST (also archived for 90 days) on the Investor Relations section of our website sjm.com.

Annual Investor Meeting

The company has scheduled an annual investor meeting for Friday, Feb. 4, 2011, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email J.C. Weigelt, Investor Relations Senior Manager, at jweigelt@sjm.com for more information. The meeting will take place from approximately 8 a.m. to 2:15 p.m. EST, and the general public and media can listen to the meeting live on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2010. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Fourth Quarter 2010 Sales

Quarter Ended 01/01/11 (dollars in millions)	Sales	Reported % Change vs. 4Q09
Total Sales	$1,350	12%
Total International Sales	$692
Total US Sales	$658
Worldwide Cardiac Rhythm Management	$762	9%
International Cardiac Rhythm Management	$365
U.S. Cardiac Rhythm Management	$397
Worldwide ICD	$458	16%
International ICD	$185
U.S. ICD	$273
Worldwide Pacemakers	$304	0%
International Pacemakers	$180
U.S. Pacemakers	$124
Worldwide Atrial Fibrillation	$193	13%
International Atrial Fibrillation	$113
U.S. Atrial Fibrillation	$80
Worldwide Cardiovascular	$287	20%
International Cardiovascular	$190
U.S. Cardiovascular	$97
Worldwide Neuromodulation	$108	15%
International Neuromodulation	$24
U.S. Neuromodulation	$84

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 1, 2011	January 2, 2010
Cash and cash equivalents	$500,336	$392,927
Accounts receivable, net	1,331,210	1,170,579
Inventories	667,545	659,960
Other current assets	413,057	336,740
Property, plant & equipment, net	1,323,931	1,153,086
Goodwill	2,926,727	2,005,851
Other intangible assets, net	1,033,260	456,142
Other assets	387,707	250,526
Total assets	$8,583,773	$6,425,811

Current debt obligations	$79,637	$334,787
Other current liabilities	937,613	732,526
Long-term debt	2,431,966	1,587,615
Deferred income taxes, net	327,828	132,392
Long-term other liabilities	435,058	314,940
Total equity	4,371,671	3,323,551
Total liabilities & equity	$8,583,773	$6,425,811

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Year Ended
	January 1, 2011		January 2, 2010		January 1, 2011		January 2, 2010
Net sales	$1,350,401		$1,203,462		$5,164,771		$4,681,273
Cost of sales
Cost of sales before special charges	375,945		319,915		1,382,235		1,219,624
Special charges	27,876		27,700		27,876		33,761
Total cost of sales	403,821		347,615		1,410,111		1,253,385
Gross profit	946,580		855,847		3,754,660		3,427,888

Selling, general & administrative expense	487,958		399,180		1,817,581		1,675,251
Research & development expense	174,617		135,139		631,086		559,766
Purchased in-process R & D charges	0		5,842		12,244		5,842
Special charges	16,500		31,589		16,500		73,983
Operating profit	267,505		284,097		1,277,249		1,113,046
Other income (expense), net	(16,789)		(19,786)		(68,446)		(55,653)
Earnings before income taxes	250,716		264,311		1,208,803		1,057,393
Income tax expense	44,272		74,661		301,367		280,167
Net earnings	$206,444		$189,650		$907,436		$777,226

Adjusted net earnings (Non-GAAP)	$251,108	(1)	$213,588	(2)	$994,757	(3)	$838,218	(4)

Diluted net earnings per share	$0.62		$0.57		$2.75		$2.26
Adjusted diluted net earnings per share (Non-GAAP)	$0.75	(1)	$0.64	(2)	$3.01	(3)	$2.43	(4)

Weighted average shares outstanding- diluted	334,651		332,711		330,488		344,359

(1)	Fourth quarter 2010 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $44,664 or $0.13 per share:
-

$17,423 charges, or $0.05 per share, primarily related to inventory obsolescence charges related to excess ICD inventory.  The associated $27,876 pre-tax amount was recorded as a Special charge to Cost of sales.

-

$26,380 charges, or $0.08 per share, primarily related to closing and other costs associated with the Company's acquisitions of AGA Medical Holdings, Inc. and LightLab Imaging, Inc.  The associated pre-tax amount of $32,279 was recorded to Cost of sales ($7,097) and SG&A expense ($25,182).

-

$15,338 charges, or $0.05 per share, primarily related to charges in connection with the settlement of a U.S. Department of Justice investigation.  The associated $16,500 pre-tax amount was recorded as a Special charge.

-

$5,222 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The charge was recorded to Other income (expense).

-

$19,699 income tax benefit, or $0.06 per share, for the benefit relating to the first nine months of 2010 from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

(2)	Fourth quarter 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $23,938 or $0.07 per share:
	-	$3,651 Purchased in-process R&D charges, or $0.01 per share, primarily associated with the Company's acquisition of certain pre-development technology assets.
-

$33,238 charges, or $0.10 per share, primarily related to employee termination costs and other continuing restructuring actions begun in the third quarter.  Of the associated $41,554 pre-tax amount, $9,965 was recorded as a Special charge to Cost of sales.

	-	$11,328 charges, or $0.03 per share, for write-offs of inventory related to discontinued products. The associated pre-tax amount of $17,735 was recorded as a Special charge to Cost of sales.
-

$24,279 benefit, or $0.07 per share, related to certain annual discretionary company performance-based compensation accruals that were reversed during the quarter.  The associated pre-tax amount of $38,847 was recorded as a benefit of $2,264 to Cost of sales, $25,955 to SG&A expense, and $10,628 to Research and development expense.

(3)	Year ended 2010 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $87,321 or $0.26 per share:
-

$17,423 charges, or $0.05 per share, primarily related to inventory obsolescence charges related to excess ICD inventory.  The associated $27,876 pre-tax amount was recorded as a Special charge to Cost of sales.

-

$37,094 charges, or $0.11 per share, primarily related to closing and other costs associated with the Company's acquisitions of AGA Medical Holdings, Inc. and LightLab Imaging, Inc.  The associated pre-tax amount of $46,914 was recorded to Cost of sales ($8,797) and SG&A expense ($38,117).

	-	$12,244 Purchased in-process R&D charges, or $0.04 per share, primarily associated with the Company's acquisition of certain pre-development technology assets.
-

$15,338 charges, or $0.05 per share, primarily related to charges in connection with the settlement of a U.S. Department of Justice investigation.  The associated $16,500 pre-tax amount was recorded as a Special charge.

-

$5,222 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The charge was recorded to Other income (expense).

(4)	Year ended 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $60,992 or $0.17 per share:
	-	$3,651 Purchased in-process R&D charges, or $0.01 per share, primarily associated with the Company's acquisition of certain pre-development technology assets.
-

$65,105 charges, or $0.19 per share, primarily related to employee termination and other costs associated with continuing efforts to improve sales and and sales support productivity as well as to streamline manufacturing operations.  Of the associated $90,009 pre-tax amount, $16,026 was recorded as a Special charge to Cost of sales.

	-	$11,328 charges, or $0.03 per share, for write-offs of inventory related to discontinued products. The associated pre-tax amount of $17,735 was recorded as a Special charge to Cost of sales.
-

$5,187 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $8,300 was recorded to Other income (expense).

-

$24,279 benefit, or $0.07 per share, related to certain annual discretionary company performance-based compensation accruals that were reversed during the fourth quarter.  The associated pre-tax amount of $38,847 was recorded as a benefit of $2,264 to Cost of sales, $25,955 to SG&A expense, and $10,628 to Research and development expense.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

2011 Earnings Guidance Reconciliation

	First Quarter 2011		Full Year 2011

Estimated 2011 diluted net earnings per share	$ 0.74 - $ 0.76		$ 3.20 - $ 3.25
Estimated 2011 adjusted diluted net earnings per share (Non-GAAP)	$ 0.77 - $ 0.79	(5)	$ 3.25 - $ 3.30	(5)

(5)

The Company's above estimated 2011 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of the increase in inventory of AGA Medical Holdings, Inc. estimated to be absorbed in cost of sales related to the step up in inventory values required under acquisition accounting.